To:

All Media

Date:

August 25, 2006

Arrow Financial Corporation (the “Company”), following a review by its Audit Committee, has determined that the Company will restate certain of its consolidated financial statements, specifically, the Consolidated Statement of Cash Flows (the “Restatements”).  The Restatements will correct the previous misclassification of cash flows related to the Company’s acquisition activities, primarily the acquisition of three branches of HSBC BANK USA, N.A. in April 2005, which involved net cash in-flows totaling $47,083,000.  As a result of the Restatements, these cash flows previously classified as related to financing activities have been reclassified as cash flows related to investing activities.

The Restatements will have no impact on the net increase or decrease in total cash and cash equivalents set forth in the Consolidated Statements of Cash Flows for any of the previously reported periods, and also will have no effect on the Company’s consolidated statements of income, consolidated balance sheets or consolidated statements of changes in shareholders’ equity for any of the affected periods.  Accordingly, the Company’s previously reported historical revenue, net income, earnings per share, total assets and regulatory capital will remain unchanged following the Restatements.  The Company expects to present the Restatements described herein when it files with the Securities and Exchange Commission its amended reports for the full year 2005, and for the quarterly periods ended June 30, 2005 and September 30, 2005.

Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Fall, New York, with 31 banking locations in northeastern New York.  Arrow Financial Corporation is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.

This news release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which involve a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  For more information regarding these risks and uncertainties, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2005.